Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Financial Holdings, MHC:

We consent to the use of report included herein and to the reference to our firm under the headings “First Financial Holdings, MHC and Subsidiary Consolidated Statements of Income,” and “Experts”.

/s/ KPMG LLP
Seattle, Washington
June 4, 2007